Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Seth Zaslow szaslow@tkogrp.com
	Media:	press@tkogrp.com

TKO Reports First Quarter 2025 Results

Raises Full Year 2025 Guidance Reflecting Strength at UFC and WWE

Updates Full Year 2025 Guidance to Include the Acquisition of

the IMG Business, On Location, PBR, and Associated Transaction Impacts

Acquired Businesses

On February 28, 2025, TKO Group Holdings, Inc. (“TKO”) completed the acquisition of certain businesses operating under the IMG brand (the “IMG Business”), On Location, and Professional Bull Riders (“PBR”) (collectively referred to as the “Acquired Businesses”). As a common control acquisition, reported results presented in this earnings release reflect the Acquired Businesses as if they had been part of TKO during the historical periods presented. (See “Basis of Presentation” for further details.)

First Quarter 2025 Financial Highlights1

•
Revenue of $1,268.8 million
•
Net income of $165.5 million
•
Adjusted EBITDA2 of $417.4 million

Full Year 2025 Guidance3

•
Excluding the impact of the Acquired Businesses, the Company increased its targets for revenue to $3.005 billion to $3.075 billion, from $2.930 billion to $3.000 billion, and Adjusted EBITDA to $1.390 billion to $1.430 billion, from $1.350 billion to $1.390 billion
•
Including the impact of the Acquired Businesses, the Company is targeting revenue of $4.490 billion to $4.560 billion and Adjusted EBITDA of $1.490 billion to $1.530 billion

New York, NY, May 8, 2025 – TKO Group Holdings, Inc. (“TKO” or the “Company”) (NYSE: TKO) today announced financial results for its first quarter ended March 31, 2025.

“TKO is off to a good start in 2025 with both UFC and WWE delivering solid financial results,” said Ariel Emanuel, Executive Chair and CEO of TKO. “Given the strength and momentum of these businesses and no material change to our overall business outlook, we are raising our guidance. At the same time, we are updating guidance to reflect the addition of IMG, On Location, and PBR. Our conviction in our portfolio of assets is strong and we are now focused on integration, driving synergies, the domestic media rights deal for UFC, and our capital return programs.”

Consolidated Results

First Quarter 2025

Revenue increased 4%, or $46.4 million, to $1.269 billion. The increase primarily reflected an increase of $74.8 million at WWE, to $391.5 million, and an increase of $46.7 million at UFC, to $359.7 million, partially offset by a decrease of $73.4 million at IMG, to $476.3 million.

Net Income was $165.5 million, an increase of $400.0 million from a net loss of $234.5 million in the prior year period. The increase primarily reflected the increase in revenue and a decrease in operating expenses. The decrease in operating expenses reflected a decrease in selling, general and administrative expenses of $305.0 million, a decrease in direct operating costs of $38.0 million, and a decrease in depreciation and amortization of $21.6 million. The decrease in selling, general and administrative expenses was primarily related to the absence of a preliminary legal settlement charge of $335.0 million related to a UFC antitrust matter that was recorded in the prior year period.

Adjusted EBITDA2 increased 23%, or $78.5 million, to $417.4 million, primarily due to an increase of $53.7 million at WWE, to $193.9 million, and an increase of $32.3 million at UFC, to $227.4 million, partially offset by a decrease of $7.8 million at IMG, to $73.5 million. Corporate and Other was essentially flat as compared to the prior year period.

Cash flows generated by operating activities were $162.8 million, an increase of $117.9 million from $44.9 million, primarily due to higher net income and the timing of working capital, including approximately $100.3 million of pre-payments held in escrow related to the 2026 FIFA World Cup. These increases were partially offset by a payment of $125.0 million related to the UFC antitrust lawsuit as well as payments related to transaction costs in connection with the Acquired Businesses and the timing of bonuses. (See “Other Matters” for further details.)

Free Cash Flow4 was $135.5 million, an increase of $128.0 million from $7.5 million, due to the increase in cash flows generated by operating activities and a decrease in capital expenditures.

Cash and cash equivalents were $470.9 million as of March 31, 2025. Gross debt was $2.776 billion as of March 31, 2025.

Results by Operating Segment5

The schedule below reflects TKO’s performance by operating segment:

	Three Months Ended
(in millions)	March 31,
	2025	2024
Revenue:
UFC	$359.7	$313.0
WWE	391.5	316.7
IMG	476.3	549.7
Total consolidated revenue from reportable segments	1,227.5	1,179.4
Corporate and Other	54.4	52.2
Eliminations	(13.1)	(9.2)
Total Revenue	$1,268.8	$1,222.4

Adjusted EBITDA:
UFC	$227.4	$195.1
WWE	193.9	140.2
IMG	73.5	81.3
Total Adjusted EBITDA from reportable segments	494.8	416.6
Corporate and Other	(77.4)	(77.7)
Total Adjusted EBITDA	$417.4	$338.9

UFC

	Three Months Ended
(in millions)	March 31,
	2025	2024
UFC Revenue:
Media rights, production and content	$224.1	$214.5
Live events and hospitality	58.6	35.3
Partnerships and marketing	64.3	48.6
Consumer products licensing and other	12.7	14.6
Total Revenue	$359.7	$313.0

First Quarter 2025

Revenue increased 15%, or $46.7 million, to $359.7 million primarily driven by a $23.3 million increase in live events and hospitality revenue, a $15.7 million increase in partnerships and marketing revenue, and a $9.6 million increase in media rights, production and content revenue. The increase in live events and hospitality revenue was due to higher site fee revenues, primarily related to an event held in Saudi Arabia, as well as higher ticket sales revenue, related to an increase in both price and attendance, compared to the prior year period. The increase in partnerships and marketing revenue was primarily related to new partners and an increase in fees from renewals compared to the prior year period. The increase in media rights, production and content revenue was primarily related to the contractual escalation of media rights fees compared to the prior year period.

Adjusted EBITDA increased 17%, or $32.3 million, to $227.4 million, as the increase in revenue (as described above) was partially offset by an increase in expenses. Direct expenses increased due to higher production, marketing, athlete costs, and direct costs of revenue primarily due to the mix of event venues and territories, including two additional international events compared to the prior year period. Selling, general and administrative expenses increased primarily due to higher personnel costs and travel expenses compared to the prior year period.

Adjusted EBITDA margin increased to 63% from 62%.

WWE

	Three Months Ended
(in millions)	March 31,
	2025	2024
WWE Revenue:
Media rights, production and content	$251.6	$221.1
Live events and hospitality	76.3	50.2
Partnerships and marketing	25.6	13.8
Consumer products licensing and other	38.0	31.6
Total Revenue	$391.5	$316.7

First Quarter 2025

Revenue increased 24%, or $74.8 million, to $391.5 million primarily related to a $30.5 million increase in media rights, production and content revenue, a $26.1 million increase in live events and hospitality revenue, a $11.8 million increase in partnerships and marketing revenue, and a $6.4 million increase in consumer products licensing and other revenue. The increase in media rights, production and content revenue was primarily related to the timing of the previously disclosed format expansion of WWE’s weekly program, SmackDown, as well as the contractual escalation of media rights fees, notably the impact of WWE’s global content distribution agreement with Netflix, compared to the prior year period. The increase in live events and hospitality revenue was due to higher ticket sales revenue, related to an increase in both price and attendance despite fewer total events, which more than offset a decrease in site fees, primarily due to revenue recorded in the prior year period related to an international premium live event. The increase in partnerships and marketing revenue was primarily related to new partners and an increase in fees from renewals compared to the prior year period. The increase in consumer products licensing and other revenue was primarily related to higher video gaming and collectibles revenue compared to the prior year period.

Adjusted EBITDA increased 38%, or $53.7 million, to $193.9 million, primarily due to the increase in revenue (as described above) partially offset by an increase in expenses. Direct expenses increased primarily due to higher talent-related costs compared to the prior year period. Selling, general and administrative expenses were essentially flat as the continued benefit of planned cost reduction initiatives implemented following the formation of TKO were offset by higher travel expenses primarily related to the mix of event venues and territories, including an increase in international events primarily related to a tour across Europe leading up to WrestleMania 41 compared to the prior year period.

Adjusted EBITDA margin increased to 50% from 44%.

IMG

	Three Months Ended
(in millions)	March 31,
	2025	2024
IMG Revenue:
Media rights, production and content	$161.3	$177.5
Live events and hospitality	288.5	353.1
Partnerships and marketing	22.3	13.0
Consumer products licensing and other	4.2	6.1
Total Revenue	$476.3	$549.7

The IMG segment reflects the operations of the IMG Business and On Location.

First Quarter 2025

Revenue decreased 13%, or $73.4 million, to $476.3 million primarily related to a $64.6 million decrease in live events and hospitality, and a $16.2 million decrease in media rights, production and content revenue, partially offset by a $9.3 million increase in partnerships and marketing revenue. The decrease in live events and hospitality revenue was primarily due to a decrease in revenue at On Location due to less favorable locations and venues related to the Super Bowl and collegiate Bowl Games compared to the prior year period. The decrease in media rights, production and content revenue was primarily due to a decrease in revenue at IMG related to no longer having rights to the FA Cup in the current year period. The increase in partnerships and marketing revenue was primarily due to an increase in revenue at IMG related to additional golf events and new clients compared to the prior year period.

Adjusted EBITDA decreased 10%, or $7.8 million, to $73.5 million, primarily due to the decrease in revenue (as described above) partially offset by a decrease in expenses. Direct expenses decreased primarily due to lower event-related Super Bowl costs at On Location. Selling, general and administrative expenses decreased primarily due to a reduction in third-party and personnel costs at On Location due to the absence of the 2024 Paris Olympics.

Adjusted EBITDA margin was 15% for both periods.

Corporate and Other

	Three Months Ended
(in millions)	March 31,
	2025	2024
Corporate and Other Revenue:
Media rights, production and content	$3.3	$6.2
Live events and hospitality	33.4	30.0
Partnerships and marketing	12.1	10.9
Consumer products licensing and other	5.6	5.1
Total Revenue	$54.4	$52.2

Corporate and Other reflects operations not allocated to the UFC, WWE, or IMG segments and primarily consists of general and administrative expenses, the operations of PBR, as well as management fees for services provided to certain equity method investments.

First Quarter 2025

Revenue increased 4%, or $2.2 million, to $54.4 million. Revenue related to PBR and primarily reflected a $3.4 million increase in live events and hospitality revenue, and a $1.2 million increase in partnerships and marketing revenue, partially offset by a $2.9 million decrease in media rights, production and content revenue. The increase in live events and hospitality revenue was primarily related to four additional PBR events compared to the prior year period. The decrease in media rights, production and content revenue was primarily related to the November 2024 early termination of a domestic media rights agreement.

Adjusted EBITDA was a loss of $77.4 million, essentially flat with a loss of $77.7 million in the prior year period. Results included $21.7 million of expenses related to the allocation of Endeavor corporate costs for the period from January 1 to February 28, 2025. (See “Basis of Presentation” for further details.) These expenses were partially offset by Adjusted EBITDA related to PBR. As of February 28, 2025, the Company’s Services Agreement with Endeavor was terminated.

Full Year 2025 Guidance

In February, the Company issued revenue and Adjusted EBITDA guidance of $2.930 billion to $3.000 billion and $1.350 billion to $1.390 billion, respectively, for the full year 2025. These amounts reflected the expected performance for the Company’s existing business, consisting of UFC, WWE and Corporate, including twelve months of management fees paid by the Company to Endeavor under a services agreement. Based on strong performance at UFC and WWE through the first three months of the year and our anticipated performance for the remainder of the year, the Company is raising its guidance, excluding the expected impact from the Acquired Businesses, and is now targeting full year 2025 revenue of $3.005 billion to $3.075 billion and Adjusted EBITDA of $1.390 billion to $1.430 billion.

Including the expected activity for the Acquired Businesses (consisting of the IMG Business, On Location, PBR, and the associated transactional impacts), the Company is targeting full year 2025 revenue of $4.490 billion to $4.560 billion and Adjusted EBITDA of $1.490 billion to $1.530 billion. As previously disclosed, the Acquired Businesses will be accounted for as a merger between entities under common control due to Endeavor’s control of TKO as well as the IMG Business, On Location, and PBR. Therefore, these targets include activity for the twelve month period from January 1 through December 31, 2025. (See “Acquired Businesses” and “Basis of Presentation” for further details.)

The Company intends to provide additional detail related to its 2025 guidance on today’s earnings call.

Other Matters

Acquired Businesses

As previously disclosed, on February 28, 2025, the Company closed on its agreement with Endeavor Group Holdings, Inc. (“Endeavor”) to acquire certain businesses operating under the IMG brand (the “IMG Business”), On Location, and Professional Bull Riders (“PBR”) (collectively referred to as the “Acquired Businesses”) in an equity transaction valued at $3.25 billion. The transaction included $50 million of additional consideration related to certain customary purchase price adjustments that was settled at closing in equity. In aggregate, Endeavor received approximately 26.54 million common units of TKO and subscribed for an equal number of shares of TKO Class B common stock in connection with the transaction.

Return of Capital Program

As previously disclosed, on October 24, 2024, the Company announced that its board of directors authorized a share repurchase program of up to $2.0 billion of its Class A common stock. The share repurchase program is expected to commence in the second or third quarter of 2025 and is expected to be completed within approximately three to four years. The Company also announced that its board of directors authorized a quarterly cash dividend program pursuant to which holders of the Company’s Class A common stock will receive their pro rata share of quarterly distributions to be made by TKO Operating Company, LLC. The inaugural quarterly cash dividend of approximately $75 million was paid on March 31, 2025.

Legal Matters

As previously disclosed, on September 26, 2024, the Company announced that it had reached an agreement to settle all claims asserted in the Le UFC antitrust lawsuit for an aggregate amount of $375.0 million. On February 6, 2025, the court issued a ruling granting the motion for final approval of the settlement agreement. The settlement is payable in three equal installments. As previously disclosed, the Company made one payment of $125.0 million into escrow in October 2024, subsequently made a second payment of $125.0 million into escrow in February 2025, and expects to make the remaining payment of $125.0 million in the second quarter of 2025.

Notes

(1)
As the acquisition of the Acquired Businesses was accounted for as a merger between entities under common control, reported results presented in this earnings release reflect the results of the Acquired Businesses as if they had been part of TKO during the historical periods presented herein. See the “Basis of Presentation” discussion on page 10 for further details.
(2)
The definition of Adjusted EBITDA can be found in the Non-GAAP Financial Measures section of the release on page 9. A reconciliation of Net Income (Loss) to Adjusted EBITDA for the three months ended March 31, 2025 and 2024 can be found in the Supplemental Information in this release on page 17.
(3)
Full Year 2025 Guidance amounts reflect the expected performance for the Company’s UFC and WWE businesses, as well as the Acquired Businesses (consisting of the IMG Business,

On Location, and PBR). See the “Full Year 2025 Guidance” discussion on page 6 as well as the “Basis of Presentation” discussion on page 10 for further details.
(4)
The definition of Free Cash Flow and Free Cash Flow Conversion can be found in the Non-GAAP Financial Measures section of the release on page 9. A reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow for the three months ended March 31, 2025 and 2024 can be found in the Supplemental Information in this release on page 18.
(5)
An explanation of the basis of presentation can be found in this release on page 10.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow and Free Cash Flow Conversion. Please see the definitions below and the reconciliation tables included in this release for additional information and a reconciliation of the Non-GAAP financial measures to the most comparable GAAP financial measures.

The Company defines Adjusted EBITDA as net income excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger and acquisition costs, certain legal costs, restructuring, severance and impairment charges, and certain other items when applicable. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue.

TKO management believes that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors as these measures eliminate the significant level of non-cash depreciation and amortization expense that results from its capital investments and intangible assets, and improve comparability by eliminating the significant level of interest expense associated with TKO’s debt facilities, as well as income taxes which may not be comparable with other companies based on TKO’s tax and corporate structure. Adjusted EBITDA and Adjusted EBITDA margin are used as the primary bases to evaluate TKO’s consolidated operating performance.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of TKO’s results as reported under GAAP. Some of these limitations are:

•
they do not reflect every cash expenditure, future requirements for capital expenditures, or contractual commitments;
•
Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on TKO’s debt;
•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any cash requirement for such replacements or improvements; and
•
they are not adjusted for all non-cash income or expense items that are reflected in TKO’s statements of cash flows.

TKO management compensates for these limitations by using Adjusted EBITDA and Adjusted EBITDA margin along with other comparative tools, together with GAAP measurements, to assist in the evaluation of TKO’s operating performance.

Adjusted EBITDA and Adjusted EBITDA margin should not be considered substitutes for the reported results prepared in accordance with GAAP and should not be considered in isolation or as alternatives to net income as indicators of TKO’s financial performance, as measures of discretionary cash available to it to invest in the growth of its business or as measures of cash that will be available to TKO to meet its obligations. Although TKO uses Adjusted EBITDA and Adjusted EBITDA margin as financial measures to assess the performance of its business, such use is limited because it does not include certain material costs necessary to operate TKO’s business. TKO’s presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed as indications that its future results will be unaffected by unusual or nonrecurring items. These non-GAAP financial measures, as determined and presented by TKO, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of TKO’s most directly comparable financial measures calculated in accordance with GAAP to these non-GAAP financial measures on a consolidated basis.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. TKO views net cash provided by operating activities as the most directly comparable GAAP measure. Free Cash Flow Conversion is defined as Free Cash Flow divided by Adjusted EBITDA. Although they are not recognized measures of liquidity under U.S. GAAP, Free Cash Flow and Free Cash Flow Conversion provide useful information regarding the amount of cash TKO’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, share repurchases and payment of dividends. Free Cash Flow and Free Cash Flow Conversion have certain limitations in that they do not represent the total increase or decrease in the cash balance for the period, nor do they represent the residual cash flow for discretionary expenditures.

Reconciliations of the Company’s Non-GAAP financial measure guidance to the most directly comparable GAAP financial measures cannot be provided without unreasonable efforts and are not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations and certain other items reflected in our reconciliation of historical Non-GAAP financial measures, the amounts of which could be material.

Basis of Presentation

As a result of the February 28, 2025 closing of the Company’s agreement with Endeavor to acquire the IMG Business, On Location, and PBR (the “Acquired Businesses”) in a common control transaction, TKO’s consolidated financial information presented herein reflect the combined results of TKO and the Acquired Businesses as if they had been part of TKO during the historical periods presented under common control.

TKO's financial information presented herein for the periods that it did not own the Acquired Businesses were prepared by Endeavor Group Holdings, Inc. and include allocations for corporate expenses to the businesses based on Endeavor Group Holdings, Inc.'s corporate expense profile. These expenses consisted of certain support functions that were provided on a centralized basis, such as expenses related to finance, human resources, information technology, facilities, and legal, among others and were allocated to the Acquired Businesses. Endeavor Group Holdings, Inc. allocated these corporate expenses on a pro rata basis of headcount, gross profit, and other allocation methodologies. Corporate allocations were $21.7 million for the three months ended March 31, 2025 representing allocations from January 1 through February 28, 2025 and were $30.7 million for the three months ended March 31, 2024 representing allocations from January 1, 2024 through March 31, 2024. Under TKO ownership effective February 28, 2025, such corporate allocations will no longer occur.

Effective February 28, 2025, the Company operates its business under three reportable segments, UFC, WWE, and IMG. The UFC and WWE segments consist entirely of the operations of these businesses, while the IMG segment consists entirely of the operations of the IMG Business and On Location. In addition, the Company reports results for the “Corporate and Other” group, which includes the operations of PBR management fees for services provided to certain equity method investments as well as general and administrative expenses that are not allocated to the business segments. These expenses largely relate to corporate activities, including information technology, facilities, legal, human resources, finance, accounting, treasury, investor relations, corporate communications, community relations and compensation to TKO’s management and board of directors, which support both reportable segments. All prior period amounts related to the segment change have been retrospectively reclassified to conform to the new presentation. The profitability measure employed by the Company in assessing operating performance, including that of its segments, is Adjusted EBITDA. The Company defines Adjusted EBITDA as net income, excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger and acquisition costs, certain legal costs, restructuring, severance and impairment charges, and certain other items when applicable. Adjusted EBITDA includes amortization expenses directly related to supporting the operations of the Company’s segments, including content production asset amortization.

Additional Information

As previously announced, TKO will host a conference call at 5:00 p.m. ET on May 8, 2025, to discuss its first quarter 2025 results. All interested parties are welcome to listen to a live webcast that will be hosted through the Company’s website at investor.tkogrp.com. Participants can access the conference call by dialing 1-833-470-1428 (conference ID: 233550). Please reserve a line 5-10 minutes prior to the start time of the conference call.

Any accompanying materials referenced during the call will be made available on May 8, 2025, at investor.tkogrp.com. A replay of the call will be available approximately two hours after the conference call concludes and can be accessed on the Company’s website.

About TKO

TKO Group Holdings, Inc. (NYSE: TKO) is a premium sports and entertainment company. TKO owns iconic properties including UFC, the world’s premier mixed martial arts organization; WWE, the global leader in sports entertainment; and PBR, the world’s premier bull riding organization. Together, these properties reach 210 countries and territories and organize more than 500 live events year-round, attracting more than three million fans. TKO also services and partners with major sports rights holders through

IMG, an industry-leading global sports marketing agency; and On Location, a global leader in premium experiential hospitality.

Website Disclosure

Investors and others should note that TKO announces material financial and operational information to its investors using press releases, SEC filings and public conference calls and webcasts, as well as its Investor Relations site at investor.tkogrp.com. TKO may also use its website as a distribution channel of material information about the Company. In addition, you may automatically receive email alerts and other information about TKO when you enroll your email address by visiting the “Investor Email Alerts” option under the Resources tab on investor.tkogrp.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding TKO’s business strategy and plans, financial outlook, acquisition and integration of IMG, On Location and Professional Bull Riders, and TKO’s financial condition, and anticipated financial and operational performance. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: TKO’s ability to generate revenue from discretionary and corporate spending on events; TKO’s dependence on key relationships with television and cable networks, satellite providers, digital streaming partners and other distribution partners; TKO’s ability to adapt to or manage new content distribution platforms or changes in consumer behavior; the realization of benefits of the Acquired Businesses; TKO’s success in its strategic acquisitions, investments and commercial agreements; adverse publicity concerning the Company or its key personnel; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which TKO operates; TKO’s dependence on the continued services of executive management and other key employees; changes in public and consumer tastes and preferences and industry trends; financial risks with owning and managing events for which TKO sells media and partnership and marketing rights, ticketing and hospitality; the Company’s substantial indebtedness; and other important factors discussed in the section entitled “Risk Factors” in TKO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed by TKO, as any such factors may be updated from time to time in TKO’s other filings with the SEC, accessible on the SEC’s website at www.sec.gov and TKO’s investor relations site at investor.tkogrp.com. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, TKO undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TKO Group Holdings, Inc.

Consolidated Income Statements

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Revenue	$1,268.8	$1,222.4
Operating expenses:
Direct operating costs	567.6	605.6
Selling, general and administrative expenses	363.3	668.3
Depreciation and amortization	100.5	122.1
Total operating expenses	1,031.4	1,396.0
Operating income (loss)	237.4	(173.6)
Other expenses:
Interest expense, net	(44.8)	(61.2)
Other expense, net	(8.4)	(8.2)
Income (loss) before income taxes and equity earnings of affiliates	184.2	(243.0)
Provision for (benefit from) income taxes	21.2	(5.7)
Income (loss) before equity earnings of affiliates	163.0	(237.3)
Equity earnings of affiliates, net of tax	(2.5)	(2.8)
Net income (loss)	165.5	(234.5)
Less: Net income (loss) attributable to non-controlling interests	107.1	(130.6)
Net income (loss) attributable to TKO Group Holdings, Inc.	$58.4	$(103.9)

Basic net earnings (loss) per share of Class A common stock	$0.72	$(1.26)
Diluted net earnings (loss) per share of Class A common stock	$0.69	$(1.26)

Weighted average number of common shares used in computing basic net earnings (loss) per share	81,571,149	82,351,654
Weighted average number of common shares used in computing diluted net earnings (loss) per share	181,520,718	82,351,654

TKO Group Holdings, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$470.9	$619.8
Restricted cash	158.6	58.3
Accounts receivable, net	472.4	423.0
Deferred costs	145.0	179.3
Other current assets	272.4	248.1
Total current assets	1,519.3	1,528.5
Property, buildings and equipment, net	620.7	629.9
Intangible assets, net	3,591.2	3,649.9
Finance lease right-of-use assets, net	242.8	248.6
Operating lease right-of-use assets, net	61.4	64.6
Goodwill	8,442.1	8,442.0
Investments	110.9	101.2
Other assets	421.7	447.1
Total assets	$15,010.1	$15,111.8
Liabilities, Non-controlling Interests and Stockholders' Equity
Current liabilities:
Accounts payable	$213.9	$246.4
Accrued liabilities	499.1	670.2
Current portion of long-term debt	27.0	27.0
Current portion of finance lease liabilities	20.0	15.6
Current portion of operating lease liabilities	17.6	17.0
Deferred revenue	395.5	416.7
Other current liabilities	46.2	20.9
Total current liabilities	1,219.3	1,413.8
Long-term debt	2,728.5	2,735.3
Long-term finance lease liabilities	227.8	236.0
Long-term operating lease liabilities	48.4	52.5
Deferred tax liabilities	334.9	360.5
Other long-term liabilities	256.3	170.8
Total liabilities	4,815.2	4,968.9
Commitments and contingencies
Redeemable non-controlling interests	21.9	21.9
Stockholders' equity:
Class A common stock	—	—
Class B common stock	—	—
Additional paid-in capital	4,418.1	4,385.3
Accumulated other comprehensive loss	(24.9)	(2.6)
Accumulated deficit	(231.2)	(291.7)
Total TKO Group Holdings, Inc. stockholders’ equity	4,162.0	4,091.0
Nonredeemable non-controlling interests	6,011.0	6,030.0
Total stockholders' equity	10,173.0	10,121.0
Total liabilities, nonredeemable non-controlling interests and stockholders' equity	$15,010.1	$15,111.8

TKO Group Holdings, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$165.5	$(234.5)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	100.5	122.1
Amortization and impairments of content costs	6.2	8.3
Amortization of original issue discount and deferred financing cost	0.6	2.7
Loss on sale of investments	3.4	—
Equity-based compensation	30.3	32.2
Income taxes	9.4	(12.9)
Other, net	0.4	0.6
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(57.6)	(68.9)
Other current assets	(11.8)	(21.6)
Other noncurrent assets	1.7	(89.4)
Accounts payable and accrued liabilities	(199.6)	199.8
Deferred revenue	1.7	(44.9)
Other liabilities	112.1	151.4
Net cash provided by operating activities	162.8	44.9
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, buildings and equipment and other assets	(27.3)	(37.4)
Investment in affiliates, net	(10.9)	(16.5)
Due from parent	—	(1.3)
Proceeds from the sale of assets	5.8	0.1
Proceeds from infrastructure improvement incentives	1.5	—
Net cash (used in) provided by investing activities	(30.9)	(55.1)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(11.0)	(10.1)
Payments of contingent consideration related to acquisitions	—	(0.6)
Net transfers to parent	(122.5)	(2.4)
Contributions from parent	23.3	—
Distributions to members	(44.4)	—
Dividends paid	(31.1)	—
Distributions of non-controlling interests	—	(0.2)
Net cash used in financing activities	(185.7)	(13.3)

Effects of exchange rate movements on cash	5.2	(3.8)

NET DECREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(48.6)	(27.3)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	678.1	371.8
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$629.5	$344.5
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	52.8	64.3
Cash payments for income taxes	10.5	6.5
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Capital expenditures included in current liabilities	3.2	29.4
Capital contribution from parent	49.4	2.8
Accretion of redeemable non-controlling interests	(2.1)	—
Principal stockholder contributions	—	1.5

TKO Group Holdings, Inc.

Reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin

(In millions, except percentages)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Net income (loss)	$165.5	$(234.5)
Provision for (benefit from) income taxes	21.2	(5.7)
Interest expense, net	44.8	61.2
Depreciation and amortization	100.5	122.1
Equity-based compensation expense (1)	30.3	32.2
Merger and acquisition costs (2)	39.8	0.5
Certain legal costs (3)	6.5	345.2
Restructuring, severance and impairment (4)	1.5	9.5
Other adjustments (5)	7.3	8.4
Total Adjusted EBITDA	$417.4	$338.9
Net income (loss) margin	13%	(19)%
Adjusted EBITDA margin	33%	28%

(1)
Equity-based compensation represents non-cash compensation expense for various awards issued under the TKO 2023 Incentive Award Plan, awards assumed in connection with the acquisition of WWE in September 2023, and awards issued under Endeavor Group Holding, Inc.’s 2021 Plan. For the three months ended March 31, 2025 and March 31, 2024, equity-based compensation includes $1.0 million and $9.0 million, respectively, of expense associated with certain services provided by an independent contractor in the WWE segment. For the three months ended March 31, 2024, equity-based compensation includes $2.4 million of expense associated with accelerated vesting of the Replacement Awards related to the workforce reduction of certain employees in the WWE segment and Corporate and Other.
(2)
Includes certain costs of professional advisors related to strategic transactions, primarily the Acquired Businesses.
(3)
Includes costs related to certain litigation matters including antitrust lawsuits for UFC and WWE and matters where Mr. McMahon has agreed to make future payments to certain counterparties personally. For the three months ended March 31, 2024, these costs include the preliminary legal settlement of the UFC antitrust lawsuit for $335.0 million.
(4)
Includes costs resulting from the Company’s cost reduction program.
(5)
Primarily relates to losses of $6.5 million on the sale of certain equity method investments and losses of foreign exchange transactions, partially offset by a gain of $1.3 million on the sale of PBR's former headquarters during the three months ended March 31, 2025. Primarily relates to losses on foreign exchange transactions during the three months ended March 31, 2024.

TKO Group Holdings, Inc.

Reconciliation of Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Net cash provided by operating activities (1)	$162.8	$44.9
Less cash used for capital expenditures:
Purchases of property, buildings and equipment and other assets (2)	(27.3)	(37.4)
Free Cash Flow	$135.5	$7.5

Adjusted EBITDA	$417.4	$338.9
Free Cash Flow Conversion	32%	2%

(1)
Net cash provided by operating activities for the three months ended March 31, 2025 includes approximately $100.3 million of pre-payments held in escrow related to the 2026 FIFA World Cup.
(2)
Purchases of property, buildings and equipment and other assets for the three months ended March 31, 2024 includes approximately $19.6 million of capital expenditures related to WWE’s new headquarter facility.